Exhibit 99.2

News Release
For more information, contact:

Media
Dan Smith	Gary Morgenstern
Hawaiian Telcom	Accenture
808-546-3124	973-301-3347
Daniel.Smith@hawaiiantel.com	gary.a.morgenstern@accenture.com

Investor Relations
Brian Tanner
Hawaiian Telcom
(808) 546-3442
Brian.Tanner @hawaiiantel.com

Hawaiian Telcom Contracts with Accenture
to Complete Systems Transformation

Firms sign agreement for development, deployment and maintenance of key customer-service and business-operations capabilities

HONOLULU (Feb. 8, 2007) – Hawaiian Telcom Communications, Inc. today announced that it has contracted with Accenture to complete the development and deployment of Hawaiian Telcom’s key customer service and business support systems.

Accenture is a leading global management consulting, technology services and outsourcing company.  The firm has deep experience with similar work activities for many of the world’s most successful telecommunications carriers.  Accenture was first engaged by Hawaiian Telcom in August 2006 to assist with systems remediation.  That successful engagement led to negotiations for Accenture to assume responsibility for the completion of Hawaiian Telcom’s systems build-out, continued remediation of existing systems and ongoing systems development and maintenance.

The contract begins with a transition period, ending May 2, 2007, in which Accenture will assume responsibility in stages for currently ongoing systems activities.

The contract is valued at approximately $46 million and will run for 17 months.  Roughly half of the contract’s value is designated for remediation work such as improving order-to-billing workflow and enhancing productivity.  The remainder is largely designated for ongoing systems maintenance over the contract’s life.

“Accenture’s proven track record and deep industry experience is a welcome and positive development for both customers and employees,” said Michael Ruley, CEO of Hawaiian Telcom.  “Our collaboration with Accenture will drive improved systems functionality, which we will use to improve customer satisfaction, launch aggressive marketing initiatives and reduce operating costs.”

The agreement includes a well-defined governance process to manage the progress and focus of activities.  The agreement also includes strong performance incentives that are tied to specific service quality and performance levels consistent with the telecommunications industry and with Hawaii Public Utilities Commission service requirements.

While the development and remediation work will not immediately change the way customers interact with Hawaiian Telcom, the two companies do expect to achieve steady service-level improvements following the transition period.  Anticipated long-term benefits include enhanced customer service levels, improved sales and marketing capabilities, and more efficient business operations.

As part of the agreement, Accenture will staff its operation with several dozen employees working in Honolulu.  Development facilities will be moved to Hawaiian Telcom’s Honolulu headquarters. Additional software development and maintenance support resources will be located in existing Accenture Global Delivery Centers.

“We are pleased to have been selected by Hawaiian Telcom for this important project, and we look forward to helping them achieve their goals of quality customer service and highly efficient business operations,” said Andy Zimmerman, Accenture’s communications industry lead for North America.

Both companies said the agreement is effective immediately.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, wireless services, and print directory and Internet directory services. The company’s website is at www.hawaiiantel.com.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments.  With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance.  With approximately 146,000 people in 49 countries, the company generated net revenues of US$16.65 billion for the fiscal year ended Aug. 31, 2006.  Its home page is www.accenture.com.

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